Exhibit 99.1

TALOS ENERGY ANNOUNCES SECOND QUARTER 2021 RESULTS

Houston, Texas, August 3, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced its operational and financial results for the second quarter of 2021.

Key Highlights:

•	Generated a company-record quarterly production rate of 66.3 thousand barrels of oil equivalent per day (“MBoe/d”) net (69% oil, 76% liquids).

•

Launched a significant carbon capture and storage (“CCS”) initiative through an exclusive U.S.-focused venture with Storegga Geotechnologies Ltd. (“Storegga”), an internationally recognized leader in CCS.

•	Announced first production from the Tornado Attic well, exceeding expectations, and successful drilling of the Crown and Anchor development well.

•	Extended the maturity of the Company’s reserves-based lending facility (“credit facility”) from May 2022 to November 2024, or approximately three and a half years from the amendment.

•

Liquidity of over $380 million at quarter-end pro forma for $75 million of additional commitments from DNB ASA (“DNB”) to the credit facility. Talos repaid $65 million of credit facility borrowings during the quarter.

•	Established long-term emissions reduction targets and further linked executive compensation to Environmental, Social and Governance (“ESG”) performance.

•	Reaffirmed 2021 operational and financial guidance originally released in March 2021.

•

Net Loss of $125.8 million, inclusive of $186.6 million in commodity hedging losses, or $1.54 net loss per diluted share, and Adjusted Net Loss (1) of $0.8 million, inclusive of $69.2 million of realized hedging losses, or $0.01 adjusted loss per diluted share.

•	Adjusted EBITDA(1) of $148.1 million, or $25/Boe. Adjusted EBITDA excluding hedges of $217.3 million, or $36/Boe.

President and Chief Executive Officer Timothy S. Duncan commented: “Our team’s execution in the second quarter was exceptional. We had record production of over 66 MBoe/d for the second quarter in a row as well as very strong Adjusted EBITDA margins of over $36 per Boe, before the impact of hedges, which speaks to the strength of what our oil-weighted assets can deliver in the current commodity environment. The second quarter is typically our most capital intensive quarter as we take advantage of our best weather offshore, and the projects executed in the second quarter and early third quarter have laid the foundation for the second half of the year and plans for 2022. We recently announced the successful Tornado Attic well, which will add solid incremental production in the third quarter, and we look forward to starting our Pompano rig program in the coming weeks as well. We have re-affirmed our operational and financial guidance and expect meaningful free cash flow generation in the second half of the year.”

Duncan continued: “More broadly, I also believe the second quarter provided a roadmap of our strategic direction as a company with a diversified approach in providing low cost energy with the lowest possible environmental impact. We want to responsibly grow our hydrocarbons business through thoughtful capital allocation of development projects and high impact exploration around our infrastructure, as well as continuing to look for strategic acquisition targets. However, even as we expand our asset base, we will continue to focus on producing the lowest possible emissions-equivalent barrels. Our carbon capture and storage joint venture with Storegga takes this commitment a step further and turns our focus toward lowering industrial emissions in the communities where we work and live. CCS is a rapidly-growing space that we believe will benefit from leveraging our experience with conventional geology to sequester carbon and a great avenue for us to also apply our offshore operations skill sets to participate in more diversified energy solutions.”

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Storegga CCS Venture: Talos announced the establishment of an exclusive venture with Storegga to source, evaluate and develop CCS opportunities along the U.S. Gulf Coast and Gulf of Mexico. The venture combines the Company’s offshore operational and sub-surface expertise with Storegga’s leading end-to-end CCS project experience as the lead developer of the Acorn CCS and Acorn Hydrogen Projects in the United Kingdom. As one of the leading independent operators in the Gulf Coast and Gulf of Mexico, Talos’s core skill set naturally complements CCS project requirements. With respect to CO2 injection and storage, specific well-aligned competencies include geology and geophysics, reservoir engineering, drilling and completion operational excellence, regulatory processes and inland water and offshore logistics. Talos and Storegga are actively exploring opportunities with identified counterparties along the value chain, including emitters, infrastructure providers and landowners, among others. The Company expects to provide commercial updates in the near future.

Tornado Attic: Successful drilling and first production was achieved from the Tornado Attic well. Production was brought online ahead of schedule and is currently flowing above initial rate expectations. The Company increased injection rates to over 30,000 barrels of water per day into the producing B-6 formation. Talos initiated the first-of-its-kind intra-well waterflood project in 2020 to source water from a large subsurface aquifer above the producing B-6 Sand, aiming to increase overall production and recovery efficiency through the existing subsea producing wells. Talos holds a 65.0% working interest in the Tornado field and is the operator with Kosmos Energy also holding a 35% working interest.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Crown and Anchor: The Crown and Anchor sidetrack well encountered approximately 50 feet of net true vertical depth (“TVD”) oil pay and has moved to the completion phase. The well will produce through existing infrastructure requiring nominal additional tie-back costs, with first production targeted by late third quarter of 2021. Talos holds a 34% working interest in the project along with Beacon Offshore Energy as operator and Ridgewood Crown & Anchor LLC.

Credit Facility: The Company completed amendments to its credit facility to extend maturity from May 2022 to November 2024. The borrowing base of $950.0 million was unanimously approved by the lending syndicate of twelve leading commercial banks with $655.0 million of commitments. Subsequently, Talos added DNB to the credit facility, increasing commitments from $655.0 million to $730.0 million. Pro forma for the addition of DNB, liquidity as of June 30, 2021 was approximately $380.0 million. DNB has joined the Company’s lending syndicate as a Joint Lead Arranger, Joint Bookrunner and Syndication Agent and is the thirteenth commercial bank in the credit facility.

Environmental, Social and Governance: Talos instituted greenhouse gas (“GHG”) emissions reduction targets of 30% by 2025 from baseline 2018 levels and increased management’s annual incentive plan (“AIP”) ESG weighting to 20%. Production metrics were eliminated from the AIP and maximum category payouts were reduced from 200% of targets to 150%. The Company’s second annual ESG report is expected to be released in the third quarter of 2021. The Company added Paula Glover to its Board of Directors (the “Board”) and appointed her to the recently enhanced and re-named Safety, Sustainability and Corporate Responsibility Committee of the Board, which maintains oversight for sustainability and corporate responsibility matters. Ms. Glover is currently President of the Alliance to Save Energy, a Washington D.C.-based non-profit coalition focused on more productive energy use to achieve economic growth and a cleaner environment. She was previously President of the American Association of Blacks in Energy, an organization focused on African American and other minority input into energy policy, regulations and environmental issues. Her 25 years of energy experience as a thought leader advocating for community involvement on a range of energy issues will add impactful perspective to Talos’s ESG reporting.

Zama: On May 21, 2021, Talos announced that a third-party engineering firm engaged to evaluate the initial tract participation between Block 7 partners and Petróleos Mexicanos (“Pemex”) concluded that the Block 7 consortium holds 49.6% of the gross interest in Zama and Pemex holds 50.4%. Subsequently, on July 5, 2021, Talos announced that Mexico’s Ministry of Energy (“SENER”) had designated Pemex as the operator of the Zama unit. As previously stated, the Company remains committed to maximizing value for its shareholders and will explore all legal and strategic options to do so.

SECOND QUARTER 2021 RESULTS

Key Financial Highlights:

Three Months Ended June 30, 2021
Period results ($ million):
Total Revenues and other	$303.8
Net Loss	$(125.8)
Net Loss per diluted share	$(1.54)
Adjusted Net Loss(1)	$(0.8)
Adjusted Net Loss per diluted share(1)	$(0.01)
Adjusted EBITDA(1)	$148.1
Adjusted EBITDA excluding hedges(1)	$217.3
Capital Expenditures (including Plug & Abandonment)	$117.2
Adjusted EBITDA Margin:
Adjusted EBITDA per Boe	$24.55
Adjusted EBITDA excluding hedges per Boe	$36.03

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Production

Production in the second quarter of 2021 averaged 66.3 MBoe/d, a record high quarterly production rate for the Company exceeding the prior record from the first quarter of 2021. The second quarter production rate does not include any impact from the Tornado Attic and Crown and Anchor wells, which initiated or are expected to initiate production in the third quarter of 2021, respectively.

Three Months Ended June 30, 2021
Average net daily production volumes
Oil (MBbl/d)	45.8
Natural Gas (MMcf/d)	94.2
NGL (MBbl/d)	4.8
Total average net daily (MBoe/d)	66.3

	Three Months Ended June 30, 2021
	Production	% Oil	% Liquids	% Operated
Average net daily production volumes by Core Area (MBoe/d)
Green Canyon Area	20.1	81%	87%	99%
Mississippi Canyon Area	27.8	78%	86%	50%
Shelf and Gulf Coast	18.4	43%	50%	57%

Total average net daily (MBoe/d)	66.3	69%	76%	67%

Capital Expenditures

As a result of optimizing activity calendars for offshore weather, the second quarter is typically expected to be the quarter with the highest capital spending of the year. Talos expects capital expenditures to decrease materially in the third quarter and even further in the fourth quarter of 2021 as activity levels taper for the year.

Three Months Ended June 30, 2021
Capital Expenditures
U.S. Drilling & Completions	$58.4
Mexico Appraisal & Exploration	0.1
Asset Management	23.5
Seismic and G&G / Land / Capitalized G&A	9.0

Total Capital Expenditures	91.0
Plugging & Abandonment	26.2

Total Capital Expenditures and Plugging & Abandonment	$117.2

Liquidity and Leverage

On August 2, 2021, an affiliate of DNB joined Talos’s credit facility with a commitment of $75.0 million. DNB has joined the Company’s lending syndicate as a Joint Lead Arranger, Joint Bookrunner and Syndication Agent and is the thirteenth commercial bank in the credit facility, the maturity for which was recently extended to November 2024. The total commitments from all banks now total $730.0 million, up from $655.0 million. The Company’s borrowing base was unchanged and remains at $950.0 million.

At quarter-end pro forma for the addition of DNB to the credit facility, the Company had approximately $380 million of liquidity, with $330 million undrawn on its credit facility and approximately $65 million in cash, less approximately $14 million in outstanding letters of credit. The Company expects to continue its solid operational performance, aimed at generating significant free cash flow in 2021 and beyond. Excess free cash flow is generally expected to be used to pay down the Company’s revolving credit facility, thus further enhancing liquidity in the future.

On June 30, 2021, Talos had $1,108 million in total debt, inclusive of $52 million related to the HP-I finance lease. Net Debt was $1,042 million. Net Debt to Credit Facility LTM Adjusted EBITDA, as determined in accordance with the Company’s credit agreement, was 2.2x, down from 2.6x at the end of the first quarter and expected to continue to trend down toward pre-pandemic levels over the remainder of the year.

Footnotes:

(1)

Adjusted Net Loss, Adjusted Loss per Share, Adjusted EBITDA, Adjusted EBITDA margin, Credit Facility LTM Adjusted EBITDA, Net Debt to Credit Facility LTM Adjusted EBITDA, Free Cash Flow and PV-10 are non-GAAP financial measures. See “Supplemental Non-GAAP Information” below for additional detail and reconciliations of GAAP to non-GAAP measures.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

2021 OPERATIONAL AND FINANCIAL GUIDANCE

Talos reaffirms its previously provided operational and financial guidance.

Production

Production estimates for the second half of 2021 include downtime impact of planned shut-ins to the Pompano facility for platform rig construction following its mobilization from the GC18 platform. Additionally, Talos continues to conservatively maintain an increased weather-related risking for the remainder of year. Inclusive of the above, the Company expects production in the second half of the year to exceed the first half of the year.

Capital Expenditures

Talos expects to maintain its capital budget and does not expect additional spending above its guidance. The second quarter was expected to carry the highest capital spending of the year. Talos expects capital expenditures to decrease materially in the third quarter of 2021 and to decrease even further in the fourth quarter of 2021.

The following table summarizes the Company’s 2021 operational and financial guidance:

		FY 2021
($ Millions, unless highlighted)		Low	High
Production	Oil (MMBbl)	15.7	16.6
	Natural Gas (Bcf)	34.5	37.0
	NGL (MMBbl)	1.6	1.7
	Total (MMBoe)	23.0	24.5
	Avg Daily Production (MBoe/d)	63.0	67.0
Cash Expenses	Cash Operating Expenses(1)(2)	$290	$310
	G&A(2)(3)	$60	$65
Capex	Capital Expenditures(4)(5)	$340	$370

1)	Inclusive of all Lease Operating Expenses and Workover and Maintenance
2)	Includes insurance costs
3)	Excludes non-cash equity-based compensation
4)	Includes Plugging & Abandonment
5)	Excludes acquisitions

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

HEDGES

The following table reflects contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts as of August 3, 2021 and includes contracts entered into after June 30, 2021:

	Instrument Type	Avg. Daily Volume		Weighted Avg. Swap Price		Weighted Avg. Put Price		Weighted Avg. Call Price
Crude - WTI		(Bbls	)	(Per Bbl	)	(Per Bbl	)	(Per Bbl	)
July - December 2021	Swaps	24,505		$47.46		—		—
July - December 2021	Collars	1,000		—		$30.00		$40.00
January - December 2022	Swaps	19,600		$49.04		—		—
January - June 2023	Swaps	5,000		$56.72		—		—

Crude - LLS
July - December 2021	Swaps	3,500		$42.00		—		—

Natural Gas - HH NYMEX		(MMBtu	)	(Per MMBtu	)	(Per MMBtu	)	(Per MMBtu	)
July - December 2021	Swaps	50,815		$2.50		—		—
July - December 2021	Collars	5,000		—		$2.50		$3.10
January - December 2022	Swaps	40,162		$2.69		—		—
January - June 2023	Swaps	8,000		$2.76		—		—

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host a conference call, which will be broadcast live over the internet, on Wednesday, August 4, 2021 at 10:00 AM Eastern Time (9:00 AM Central Time). Listeners can access the conference call live over the Internet through a webcast link on the Company’s website at: https://www.talosenergy.com/investors. Alternatively, the conference call can be accessed by dialing (888) 348-8927 (U.S. toll-free), (855) 669-9657 (Canada toll-free) or (412) 902-4263 (international). Please dial in approximately 15 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference until August 11, 2021 and can be accessed by dialing (877) 344-7529 and using access code 10158221.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage collaborative arrangement along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, Company’s liquidity and financial condition, the Company’s ongoing strategy with respect to its Zama asset, the success of the Company’s exclusive joint venture with Storegga, the performance of the Company’s recently drilled and completed wells, commodity price volatility due to the continued impact of the coronavirus disease 2019 (“COVID-19”), including any new strains or variants, and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business; the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels; the impact of any such actions, lack of transportation and storage capacity as a result of oversupply; government and regulations; lack of availability of drilling and production equipment and services; adverse weather events including tropical storms, hurricanes, and winter storms; inflation; environmental risks; failure to find, acquire or gain access to other discoveries and prospects or to successfully develop and produce from our current discoveries and prospects; geologic risks; drilling and other operating risks; well control risk; regulatory changes; the uncertainty inherent in estimating reserves and in projecting future rates of production; cash flow and access to capital; the timing of development expenditures; potential adverse reactions or competitive responses to our acquisitions and other transactions; the possibility that the anticipated benefits of our business combination are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration acquired assets and operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” of Talos Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and Talos Energy Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, to be filed with the SEC subsequent to the issuance of this communication.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

CAUTIONARY NOTE TO INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In this communication, the Company uses certain broader terms such as “TVD oil pay” that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are by their nature more speculative than estimates of proved, probable and possible reserves and do not constitute “reserves” within the meaning of the SEC’s rules. These estimates are subject to greater uncertainties, and accordingly, are subject to a substantially greater risk of actually being realized. Investors are urged to consider closely the disclosures and risk factors in the reports the Company files with the SEC.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,354	$34,233
Accounts receivable:
Trade, net	144,763	106,220
Joint interest, net	33,057	50,471
Other	10,448	18,448
Assets from price risk management activities	39	6,876
Prepaid assets	48,813	29,285
Other current assets	1,742	1,859

Total current assets	304,216	247,392

Property and equipment:
Proved properties	5,112,597	4,945,550
Unproved properties, not subject to amortization	253,988	254,994
Other property and equipment	28,481	32,853

Total property and equipment	5,395,066	5,233,397
Accumulated depreciation, depletion and amortization	(2,897,546)	(2,697,228)

Total property and equipment, net	2,497,520	2,536,169

Other long-term assets:
Assets from price risk management activities	42	945
Other well equipment inventory	20,282	18,927
Operating lease assets	7,601	6,855
Other assets	22,504	24,258

Total assets	$2,852,165	$2,834,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$111,128	$104,864
Accrued liabilities	160,602	163,379
Accrued royalties	48,768	27,903
Current portion of long-term debt	6,060	—
Current portion of asset retirement obligations	47,027	49,921
Liabilities from price risk management activities	230,258	66,010
Accrued interest payable	39,447	9,509
Current portion of operating lease liabilities	2,176	1,793
Other current liabilities	29,278	24,155

Total current liabilities	674,744	447,534

Long-term liabilities:
Long-term debt, net of discount and deferred financing costs	976,573	985,512
Asset retirement obligations	409,357	392,348
Liabilities from price risk management activities	44,144	9,625
Operating lease liabilities	18,380	18,554
Other long-term liabilities	42,546	54,372

Total liabilities	2,165,744	1,907,945

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized and no shares issued or outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock $0.01 par value; 270,000,000 shares authorized; 81,872,498 and 81,279,989 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	819	813
Additional paid-in capital	1,666,887	1,659,800
Accumulated deficit	(981,285)	(734,012)

Total stockholders’ equity	686,421	926,601

Total liabilities and stockholders’ equity	$2,852,165	$2,834,546

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per common share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues and other:
Oil	$267,990	$74,471	$497,551	$241,095
Natural gas	26,131	11,140	54,365	23,038
NGL	9,647	1,964	18,760	6,265
Other	—	1,299	1,000	6,240

Total revenues and other	303,768	88,874	571,676	276,638
Operating expenses:
Lease operating expense	72,013	63,882	138,641	122,123
Production taxes	953	166	1,775	415
Depreciation, depletion and amortization	99,841	88,443	201,498	181,986
Write-down of oil and natural gas properties	—	—	—	57
Accretion expense	15,457	13,794	30,442	26,211
General and administrative expense	19,377	17,192	38,566	44,661
Other operating expense	2,783	—	2,783	—

Total operating expenses	210,424	183,477	413,705	375,453

Operating income (expense)	93,344	(94,603)	157,971	(98,815)
Interest expense	(33,570)	(26,190)	(67,646)	(52,040)
Price risk management activities income (expense)	(186,617)	(68,682)	(324,125)	174,535
Other income (expense)	1,559	(528)	(12,391)	(674)

Net income (loss) before income taxes	(125,284)	(190,003)	(246,191)	23,006
Income tax benefit (expense)	(498)	49,392	(1,082)	(5,868)

Net income (loss)	$(125,782)	$(140,611)	$(247,273)	$17,138

Net income (loss) per common share:
Basic	$(1.54)	$(2.14)	$(3.03)	$0.28
Diluted	$(1.54)	$(2.14)	$(3.03)	$0.28
Weighted average common shares outstanding:
Basic	81,823	65,807	81,630	62,023
Diluted	81,823	65,807	81,630	62,318

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(247,273)	$17,138
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion, amortization and accretion expense	231,940	208,197
Write-down of oil and natural gas properties and other well inventory	—	190
Amortization of deferred financing costs and original issue discount	6,934	3,985
Equity-based compensation, net of amounts capitalized	5,681	3,974
Price risk management activities expense (income)	324,125	(174,535)
Net cash received (paid) on settled derivative instruments	(117,618)	122,499
Loss (gain) on extinguishment of debt	13,225	(1,470)
Settlement of asset retirement obligations	(36,329)	(18,496)
Gain on sale of assets	(853)	—
Changes in operating assets and liabilities:
Accounts receivable	(12,633)	(5,164)
Other current assets	(19,409)	15,128
Accounts payable	3,776	12,645
Other current liabilities	48,597	16,039
Other non-current assets and liabilities, net	(1,069)	(8,518)

Net cash provided by operating activities	199,094	191,612

Cash flows from investing activities:
Exploration, development and other capital expenditures	(125,846)	(154,628)
Cash paid for acquisitions, net of cash acquired	(5,399)	(296,966)
Proceeds from sale of property and equipment, net	4,612	—

Net cash used in investing activities	(126,633)	(451,594)

Cash flows from financing activities:
Issuance of senior notes	600,500	—
Redemption of senior notes and other long-term debt	(356,803)	(1,209)
Proceeds from Bank Credit Facility	—	300,000
Repayment of Bank Credit Facility	(240,000)	—
Deferred financing costs	(25,981)	(1,287)
Other deferred payments	(5,575)	(7,575)
Payments of finance lease	(10,361)	(8,323)
Employee stock awards tax withholdings	(3,120)	(791)

Net cash (used in) provided by financing activities	(41,340)	280,815

Net increase in cash and cash equivalents	31,121	20,833
Cash and cash equivalents:
Balance, beginning of period	34,233	87,022

Balance, end of period	$65,354	$107,855

Supplemental non-cash transactions:
Capital expenditures included in accounts payable and accrued liabilities	$95,724	$113,461
Debt exchanged for common stock	$—	$35,960
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$19,006	$34,163

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “Adjusted Earnings per Share,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA excluding hedges,” “Adjusted EBITDA Margin,” “Adjusted EBITDA Margin excluding hedges,” “Free Cash Flow,” “Net Debt,” “LTM Adjusted EBITDA,” “Credit Facility LTM Adjusted EBITDA” and “Net Debt to Credit Facility LTM Adjusted EBITDA.” These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

“EBITDA” and “Adjusted EBITDA” are to provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

EBITDA. Net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization and accretion expense.

Adjusted EBITDA. EBITDA plus non-cash write-down of oil and natural gas properties, transaction and non-recurring expenses, derivative fair value (gain) loss, net cash receipts (payments) on settled derivatives, (gain) loss on debt extinguishment, non-cash write-down of other well equipment inventory and non-cash equity-based compensation expense.

We also present Adjusted EBITDA excluding hedges and as a percentage of revenue to further analyze our business, which are outlined below:

Adjusted EBITDA Margin. EBITDA divided by Revenue, as a percentage. It is also defined as Adjusted EBITDA divided by the total production volume, expressed in Boe, in the period, and described as dollar per Boe. We believe the presentation of Adjusted EBITDA Margin is important to provide management and investors with information about how much we retain in Adjusted EBITDA terms as compared to the revenue we generate and how much per barrel we generate after accounting for certain operational and corporate costs.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding hedges, Adjusted EBITDA Margin and Adjusted EBITDA Margin excluding hedges for each of the periods indicated (in thousands, except for Boe, $/Boe and percentage data):

	Three Months Ended
($ thousands, except per Boe)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(125,782)	$(121,491)	$(430,743)	$(52,000)
Interest expense	33,570	34,076	23,251	24,124
Income tax expense (benefit)	498	584	57,967	(28,252)
Depreciation, depletion and amortization	99,841	101,657	101,813	80,547
Accretion expense	15,457	14,985	11,993	11,537

EBITDA	23,584	29,811	(235,719)	35,956
Write-down of oil and natural gas properties	—	—	267,859	—
Transaction and non-recurring expenses(1)	4,083	1,778	2,054	1,607
Derivative fair value loss(2)	186,617	137,508	66,968	19,882
Net cash receipts (payments) on settled derivative instruments(2)	(69,237)	(48,381)	2,376	19,030
(Gain) loss on extinguishment of debt	—	13,225	(18)	(174)
Non-cash write-down of other well equipment inventory	—	—	566	—
Non-cash equity-based compensation expense	3,017	2,664	2,348	2,347

Adjusted EBITDA	148,064	136,605	106,434	78,648
Net cash receipts (payments) on settled derivative instruments(2)	69,237	48,381	(2,376)	(19,030)

Adjusted EBITDA excluding hedges	$217,301	$184,986	$104,058	$59,618

Production and Revenue:
Boe(3)	6,031	5,949	5,467	4,470
Revenue - Operations	303,768	266,908	172,602	132,936
Adjusted EBITDA margin and Adjusted EBITDA excluding hedges margin:
Adjusted EBITDA divided by Revenue - Operations (%)	49%	51%	62%	59%
Adjusted EBITDA per Boe(3)	$24.55	$22.96	$19.47	$17.59
Adjusted EBITDA excluding hedges divided by Revenue - Operations (%)	72%	69%	60%	45%
Adjusted EBITDA excluding hedges per Boe(3)	$36.03	$31.10	$19.03	$13.34

(1)	Includes transaction related expenses, restructuring expenses, cost saving initiatives and other miscellaneous expenses.
(2)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on an unrealized basis during the period the derivatives settled.

(3)

One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

Reconciliation of Adjusted EBITDA to Free Cash Flow

“Free Cash Flow” before changes in working capital provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

Capital Expenditures and Plugging & Abandonment. Actual capital expenditures and plugging & abandonment recognized in the quarter, inclusive of accruals.

Interest Expense. Actual interest expense per the income statement.

Talos did not pay any cash taxes in the period, therefore cash taxes have no impact to the reported Free Cash Flow before changes in working capital number.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

($ thousands, except per share amounts)	Three Months Ended June 30, 2021
Reconciliation of Adjusted EBITDA to Free Cash Flow (before changes in working capital)
Adjusted EBITDA	$148,064
Less: Capital Expenditures and Plugging & Abandonment	(117,137)
Less: Interest Expense	(33,570)

Free Cash Flow (before changes in working capital)	$(2,643)

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

“Adjusted Net Income” and “Adjusted Earnings per Share” are to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income and Adjusted Earnings per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss), earnings per share or any other measure of financial performance presented in accordance with GAAP.

Adjusted Net Income. Net income (loss) plus accretion expense, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivative instruments and non-cash equity-based compensation expense.

Adjusted Earnings per Share. Adjusted Net Income divided by the number of common shares.

($ thousands, except per share amounts)	Three Months Ended June 30, 2021
Reconciliation of Net Loss to Adjusted Net Loss:
Net Loss	$(125,782)
Write-down of oil and natural gas properties	—
Transaction related costs and non-recurring expenses	4,083
Derivative fair value loss(1)	186,617
Net cash payments on settled derivative instruments(1)	(69,237)
Non-cash income tax benefit	498
Non-cash equity-based compensation expense	3,017

Adjusted Net Loss	$(804)
Weighted average common shares outstanding at June 30, 2021:
Basic	81,823
Diluted	81,823
Net Loss per common share:
Basic	$(1.54)
Diluted	$(1.54)
Adjusted Net Loss per common share:
Basic	$(0.01)
Diluted	$(0.01)

(1)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted Net Income on an unrealized basis during the period the derivatives settled.

Reconciliation of Total Debt to Net Debt and Net Debt to LTM Adjusted EBITDA and Credit Facility LTM Adjusted EBITDA

We believe the presentation of Net Debt, LTM Adjusted EBITDA, Credit Facility LTM Adjusted EBITDA, Net Debt to LTM Adjusted EBITDA and Net Debt to Credit Facility LTM Adjusted EBITDA is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Net Debt. Total Debt principal of the Company plus the Finance Lease balance minus Cash.

Net Debt to LTM Adjusted EBITDA. Net Debt divided by the LTM Adjusted EBITDA.

Net Debt to Credit Facility LTM Adjusted EBITDA. Net Debt divided by the Credit Facility LTM Adjusted EBITDA.

Reconciliation of Net Debt ($ thousands) at June 30, 2021:
12.00% Second-Priority Senior Secured Notes – due January 2026	$650,000
7.50% Senior Notes – due May 2022	6,060
Bank Credit Facility – matures November 2024	400,000
Finance lease	51,665

Total Debt	1,107,725
Less: Cash and cash equivalent	(65,354)

Net Debt	$1,042,371

Calculation of LTM EBITDA:
Adjusted EBITDA for three months period ended September 30, 2020	$78,648
Adjusted EBITDA for three months period ended December 31, 2020	106,434
Adjusted EBITDA for three months period ended March 31, 2021	136,605
Adjusted EBITDA for three months period ended June 30, 2021	148,064

LTM Adjusted EBITDA	$469,751
Acquired Assets Adjusted EBITDA for pre-closing periods	(739)

Credit Facility LTM Adjusted EBITDA	$469,012

Reconciliation of Net Debt to LTM Adjusted EBITDA:
Net Debt / LTM Adjusted EBITDA	2.2	x
Net Debt / Credit Facility LTM Adjusted EBITDA	2.2	x

The Adjusted EBITDA information included in this communication provides additional relevant information to our investors and creditors. Talos needs to comply with a financial covenant included in its Bank Credit Facility that requires it to maintain a Net Debt to Credit Facility LTM Adjusted EBITDA ratio, as determined in accordance with the Company’s credit agreement, equal to or lower than 3.0x. For purposes of covenant compliance, Credit Facility LTM Adjusted EBITDA, with certain adjustments, is calculated as the sum of quarterly Adjusted EBITDA for the 12-month period ended on that quarter, inclusive of revenue less direct operating expenditures of the Acquired Assets for periods prior to closing of the Transaction.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002